News Release

Tuesday, April 15, 2003

Gannett Co., Inc. Reports First Quarter Results

MCLEAN, VA - Gannett Co., Inc. (NYSE: GCI) reported today that 2003 first quarter earnings per diluted share, on a GAAP (generally accepted accounting principles) basis, were 93 cents versus 91 cents for the first quarter of 2002. The company achieved another quarter of positive earnings growth but results were hampered by the effects of the war in Iraq on advertising demand late in the quarter.

Total operating revenues for the company increased 3 percent to $1.55 billion from $1.51 billion in the same quarter last year. Net income rose 3 percent to $249.8 million versus $243.6 million in 2002's first quarter. Operating cash flow (defined as operating income plus depreciation and amortization) increased to $467.1 million from $457.7 million for the year earlier quarter, reflecting another quarter of improved newspaper segment performance.

Average diluted shares outstanding in the first quarter totaled 270,059,000 compared with 268,546,000 in 2002's first quarter.

Commenting on the company's results, Douglas H. McCorkindale, Chairman, President and CEO said: "We are pleased to report another quarter of year-over-year earnings growth led by the performance of our newspaper operations. The quarter started out strong but results, particularly at our television stations and USA TODAY, were depressed by the reluctance of advertisers to spend in an uncertain geopolitical environment. Television results also were affected by the absence of Winter Olympic-related ad spending. In the UK, Newsquest made another solid contribution to cash flow and earnings despite a muted advertising environment.

"While results were held back in the short-term, the extraordinary work our journalists have done during this period has clearly underscored the importance of our industry. The war has been experienced with unprecedented closeness, only because of the courage and tenacity of reporters, photographers and editors. We applaud their efforts," McCorkindale said.

NEWSPAPERS

Total newspaper segment operating cash flow, which includes USA TODAY and our UK properties, rose 5 percent to $408.1 million, versus $389.9 million in the same quarter of 2002. Operating revenues were $1.39 billion for the quarter.

At USA TODAY, advertising revenues increased 1 percent in the quarter. Paid advertising pages totaled 1,096 compared with 1,178 in 2002's first quarter. USA TODAY's results in the quarter reflected substantially diminished demand for travel-related advertising as a result of the uncertain geopolitical situation.

TELEVISION

In the first quarter, television revenues declined 5 percent to $158.2 million from $167.2 million in the corresponding interval in 2002. Television operating cash flow trailed year ago results and was $70.5 million in the quarter. The absence of Winter Olympic-related advertising on our thirteen NBC-affiliated stations was further exacerbated by reduced demand for advertising due to the outbreak of hostilities.

NON-OPERATING ITEMS

The company's interest expense was $36.1 million in the quarter, up from $28.8 million in the first quarter of 2002, reflecting higher rates partially offset by lower debt levels. In March 2002 the company refinanced $1.8 billion in commercial paper obligations with the issuance of fixed rate unsecured global notes.

During the first quarter the company completed a non-monetary transaction under which it contributed its newspaper in El Paso to a newly formed partnership, Texas-New Mexico Newspaper Partnership. The company recorded this non-monetary transaction as two simultaneous but separate events; that is, a sale of 34 percent of its interest in the El Paso newspaper for which a non-operating gain was recognized, and the acquisition of a 66 percent interest in the partnership. The non-monetary gain from the partnership transaction is reflected in non-operating income and was partially offset by other non-operating charges, including those for write-down of minority interest investments in internet businesses.

*      *      *

At the end of the quarter, Gannett had more than 100 domestic publishing Web sites, including USATODAY.com, one of the most popular newspaper sites on the Web. The company also had Web sites in all of its 19 television markets. In February, Gannett's consolidated domestic Internet audience share was 12 million unique visitors reaching about 10 percent of the Internet audience according to Nielsen//NetRatings. Newsquest is also an Internet leader in the United Kingdom where its network of web sites attracts more than 15.8 million monthly page impressions from more than 1.3 million unique users.

Subsequent to quarter end, Gannett UK, the parent company of Newsquest, completed the acquisition of the publishing business of SMG.

All references in this release and attachments to "operating cash flow" are to a non-GAAP financial measure. Management believes that use of this measure allows investors and management to analyze and compare the company's performance in a more meaningful and consistent manner. A reconciliation of these non-GAAP amounts to the company's consolidated statements of income is presented on an attachment.

As previously announced, the company will hold an earnings conference call at 10:00 a.m. EDT today. The call can be accessed via a live Webcast through the Investor Relations section of the company's Web site, www.gannett.com, or listen-only conference lines, by dialing 1-800-915-4836 (in the U.S.) and 1-973-317-5319 (outside the U.S.) at least 10 minutes prior to the scheduled start of the call. Replay of the conference call will be available about two hours after the live call on Tuesday. To access the replay, dial 1-800-428-6051 (in the U.S.) and 1-973-709-2089 (outside the U.S.). The access code for the replay is 288586. Materials related to the call will be available through the Investor Relations section of the company's Web site Wednesday morning.

Gannett Co., Inc. is a leading international news and information company that publishes 100 daily newspapers in the USA, including USA TODAY, the nation's largest-selling daily newspaper. The company also owns in excess of 400 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom's second largest regional newspaper company. Newsquest publishes more than 300 titles, including 17 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 22 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com.

Certain statements in this press release may be forward looking in nature or "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company's SEC reports, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

For investor inquiries, contact:
Gracia Martore
Senior Vice President and Chief Financial Officer
703-854-6918
gmartore@gannett.com

For media inquires, contact:
Tara Connell
Vice President of Corporate Communications
703-854-6049
tjconnel@gannett.com

#       #       #

CONSOLIDATED STATEMENTS OF INCOME
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

                                  Thirteen weeks ended         % Inc
                            Mar. 30, 2003    Mar. 31, 2002      (Dec)
Net Operating Revenues:
Newspaper advertising       $   1,006,047    $     969,803       3.7
Newspaper circulation             302,431          299,262       1.1
Television                        158,176          167,186      (5.4)
Other                              85,591           76,907      11.3
                            -------------    -------------     ------
Total                           1,552,245        1,513,158       2.6
                            -------------    -------------     ------
Operating Expenses:
Cost of sales and operating
 expenses, exclusive of
 depreciation                     836,622          807,116       3.7
Selling, general and
 administrative expenses,
 exclusive of depreciation        248,571          248,331       0.1
Depreciation                       54,229           53,369       1.6
Amortization of intangible
 assets                             1,830            1,833      (0.2)
                            -------------    -------------     ------
Total                           1,141,252        1,110,649       2.8
                            -------------    -------------     ------
Operating income                  410,993          402,509       2.1
                            -------------    -------------     ------
Non-operating income
 (expense):
Interest expense                  (36,109)         (28,754)     25.6
Other                               4,852           (2,292)     ****
                            -------------    -------------     ------
Total                             (31,257)         (31,046)      0.7
                            -------------    -------------     ------
Income before income taxes        379,736          371,463       2.2
Provision for income taxes        129,900          127,900       1.6
                            -------------    -------------     ------
Net income                  $     249,836    $     243,563       2.6
                            =============    =============     ======
Net income per share-basic          $0.93            $0.92       1.1
                                    =====            =====     ======
Net income per share-diluted        $0.93            $0.91       2.2
                                    =====            =====     ======
Dividends per share                 $0.24            $0.23       4.3
                                    =====            =====     ======

BUSINESS SEGMENT INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars
                                  Thirteen weeks ended         % Inc
                            Mar. 30, 2003    Mar. 31, 2002      (Dec)
Net Operating Revenues:
Newspaper publishing        $   1,394,069    $   1,345,972       3.6
Television                        158,176          167,186      (5.4)
                            -------------    -------------     ------
Total                       $   1,552,245    $   1,513,158       2.6
                            =============    =============     ======
Operating Income (net
 of depreciation and
 amortization):
Newspaper publishing        $     362,485    $     344,703       5.2
Television                         63,955           72,769     (12.1)
Corporate                         (15,447)         (14,963)     (3.2)
                            -------------    -------------     ------
Total                       $     410,993    $     402,509       2.1
                            =============    =============     ======
Depreciation and
 Amortization:
Newspaper publishing        $      45,582    $      45,235       0.8
Television                          6,571            6,417       2.4
Corporate                           3,906            3,550      10.0
                            -------------    -------------     ------
Total                       $      56,059    $      55,202       1.6
                            =============    =============     ======
Operating Cash Flow (1):
Newspaper publishing        $     408,067    $     389,938       4.6
Television                         70,526           79,186     (10.9)
Corporate                         (11,541)         (11,413)     (1.1)
                            -------------    -------------     ------
Total                       $     467,052    $     457,711       2.0
                            =============    =============     ======

(1) Operating Cash Flow represents operating income for each of the company's business segments plus related depreciation and
    amortization expense. See attachment for reconciliation of amounts to the Consolidated Statements of Income.

NON-GAAP FINANCIAL INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars

A reconciliation of "Operating Cash Flow" to "Operating Income", as
presented in the Consolidated Statements of Income and Business
Segment Information, follows:

Thirteen Weeks Ended March 30, 2003

                   Newspaper                            Consolidated
                  Publishing   Television   Corporate      Total
                  ----------   ----------   ---------   ------------
Operating
 cash flow        $  408,067   $   70,526   $ (11,541)  $    467,052
Less:
Depreciation         (43,752)      (6,571)     (3,906)       (54,229)
Amortization          (1,830)         -           -           (1,830)
                  ----------   ----------   ---------   ------------
Operating Income  $  362,485   $   63,955   $ (15,447)  $    410,993
                  ==========   ==========   =========   ============

Thirteen Weeks Ended March 31, 2002

                   Newspaper                            Consolidated
                  Publishing   Television   Corporate      Total
                  ----------   ----------   ---------   ------------
Operating
 cash flow        $  389,938   $   79,186   $ (11,413)  $    457,711
Less:
Depreciation         (43,402)      (6,417)     (3,550)       (53,369)
Amortization          (1,833)         -           -           (1,833)
                  ----------   ----------   ---------   ------------
Operating Income  $  344,703   $   72,769   $ (14,963)  $    402,509
                  ==========   ==========   =========   ============